Exhibit 99.1

SAIC, Inc.’s Board of Directors Approves Spin-Off of its Services Business

September 9, 2013

•	Separation to be completed September 27, 2013

•	SAIC, Inc. to change name to Leidos Holdings, Inc.

•	Immediately after separation, Leidos to effectuate a 1:4 reverse stock split

(McLean, Va.), September 9, 2013 — SAIC, Inc. (NYSE: SAI) today announced that its Board of Directors has approved the separation of its technical, engineering and enterprise information technology services business and declared a pro rata dividend to its stockholders, effective after market close on Friday, September 27, 2013 (the “distribution date”), of all of the shares of SAIC Gemini, Inc., which will hold the spun-off business and be renamed Science Applications International Corporation (Science Applications) in connection with the completion of the separation.

Each SAIC, Inc. (SAIC) stockholder of record as of the close of business on September 19, 2013 (the “record date”) will receive, effective as of the distribution date, one share of common stock of Science Applications for every seven shares of common stock of SAIC held as of the record date. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued.

On the distribution date, SAIC will change its name to Leidos Holdings, Inc. On Monday, September 30, 2013, shares of Leidos will begin “regular way” trading on the New York Stock Exchange under the ticker symbol LDOS and shares of Science Applications will begin “regular way” trading on the NYSE under the ticker symbol SAIC.

The Board of Directors of SAIC also approved a one-for-four reverse stock split of Leidos shares, effective immediately after the distribution.

In connection with the spin-off, Science Applications will incur approximately $500 million of debt financing. The proceeds of the debt financing will be used to pay a $295 million cash dividend to SAIC immediately prior to the completion of the spin-off. SAIC intends to use the net proceeds it receives from this dividend for general corporate purposes.

“SAIC has a proud legacy of solving complex problems, thriving on innovation and working shoulder-to-shoulder with customers,” said SAIC Chairman and CEO John Jumper, future Chairman and CEO of Leidos. “For the next chapter, we will take things to the next level – moving forward and launching two great American companies that will continue to serve the best interests of not only our customers and shareholders, but also our communities, our families and our world.”

“This strategic decision by our board culminates a year of hard work and continued performance by our dedicated employees,” said the program executive for the separation, SAIC COO Stu Shea, future President and COO of Leidos. “As we move forward in Leidos, the talent of our team and the passion they have for serving our customers will be the foundation of our future success.”

Future Science Applications CEO Tony Moraco said that, “As a leading technology integrator, the new SAIC will be a more streamlined organization with greater focus on servicing our customers’ critical mission and enterprise IT needs. The spin allows us to eliminate any perception of organizational conflicts of interest, enabling us to pursue a new world of market opportunities with an integrated enterprise approach.”

Distribution of Science Applications Shares

The distribution does not require stockholder approval, and no action or payment is required by SAIC stockholders to receive shares of Science Applications common stock. Stockholders who hold SAIC common stock on the record date, and do not trade the right to receive Science Applications shares (see Pre-Spin Trading of SAIC Common Stock below), will receive a book-entry account statement reflecting their ownership of Science Applications common stock or their brokerage account will be credited with the Science Applications shares.

Fractional shares of Science Applications common stock will not be distributed. Instead, fractional shares of Science Applications’ common stock will be aggregated and sold in the open market, with the net cash proceeds distributed to those stockholders who would otherwise hold Science Applications fractional shares.

SAIC has received a private letter ruling from the Internal Revenue Service that the distribution of Science Applications shares generally will not be taxable to SAIC or stockholders of SAIC for U.S. federal income tax purposes. Cash received in lieu of fractional shares will, however, be taxable. Stockholders are urged to consult their tax advisors regarding the particular consequences of the distribution in their situation, including the applicability and effect of any U.S. federal, state, local and foreign tax laws.

Prior to the distribution date, SAIC will send an information statement to each stockholder of record as of the close of business on the record date. The information statement will describe the procedures by which the distribution will be effected and other details of the transaction. The information statement will be available on the Securities and Exchange Commission’s website at www.sec.gov and on the SAIC website at www.saic.com.

The completion of the distribution is subject to the satisfaction or waiver of a number of conditions, including the effectiveness of the Registration Statement on Form 10 filed by SAIC Gemini, Inc. with the SEC and certain other conditions described in the information statement included in such Form 10 Registration Statement and in the agreements filed as exhibits to the Form 10 Registration Statement. The Board of Directors of SAIC expects all conditions to the distribution to be satisfied on or before the distribution date.

Reverse Stock Split of Leidos Shares

As stated above, the Board has approved a 1-for-4 reverse stock split of Leidos common stock that will be effectuated immediately after the spin-off and prior to the market open on Monday, September 30, 2013. Under the reverse stock split, every four shares of outstanding common stock held at 11:59 p.m., Eastern time, on the distribution date will be converted into one share of Leidos common stock. The number of authorized but unissued shares will also be proportionately reduced in accordance with the reverse stock split ratio. No further action on the part of SAIC stockholders is required in connection with the reverse stock split. The stockholders authorized the Board to implement the reverse stock split at SAIC’s Annual Meeting of Stockholders held on June 7, 2013.

No fractional shares of Leidos stock will be distributed to stockholders in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares that would have otherwise been distributed and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, the stockholders who would have otherwise received fractional shares will receive a cash payment in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

The reverse stock split is generally expected to be tax-free to stockholders of Leidos for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares. Stockholders are urged to consult their tax advisors regarding the particular consequences of the reverse stock split in their situation, including the applicability and effect of any U.S. federal, state, local and foreign tax laws.

Pre-Spin Trading of Leidos and SAIC Common Stock

SAIC expects that on or about September 16, 2013, “ex-distribution” trading of Leidos common stock will commence on the NYSE under the “LDOS” ticker and “when-issued” trading of Science Applications common stock will commence on the NYSE under the “SAIC” ticker. Shares of SAIC common stock will continue to trade “regular way” on the NYSE (NYSE:SAI) through the close of business on September 27, 2013. Any holders of shares of SAIC common stock on the record date who sell SAIC shares “regular way” on or before the close of business on September 27, 2013, also will be selling their right to receive shares of Science Applications common stock in the distribution.

On September 30, 2013, Science Applications and Leidos will each begin trading “regular way”. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling SAIC common stock on or before the distribution date.

The distribution agent, transfer agent, and registrar for Science Applications common stock will be Computershare Trust Company, NA. For questions relating to the transfer or mechanics of the stock distribution or the reverse stock split, stockholders may contact Computershare Trust Company, NA, via phone at 1-866-400-7242 or email at saicinquiry@cpushareownerservices.com. If shares are held by a bank, broker or other nominee, stockholders should contact that institution directly.

Leidos Board of Directors

At the time of the distribution, France A. Córdova, Jere A. Drummond, Thomas F. Frist, III, and Edward J. Sanderson, Jr. will resign from the Board of Directors of SAIC and become directors of Science Applications. Dr. John Hamre will also join the board of Science Applications and will remain a director of Leidos. Miriam E. John, Anita K. Jones, John P. Jumper, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf will also remain on the Leidos Board of Directors. In addition, David G. Fubini, Robert S. Shapard and Noel A. Williams will join the Board of Directors of Leidos shortly following the distribution.

Science Applications Board of Directors

In addition to the directors named above who will move to the Science Applications board, Robert A. Bedingfield and Steven R. Shane , as well as Anthony J. Moraco, Chief Executive Officer of Science Applications, will join the Board of Directors of Science Applications upon completion of the spin-off. Edward J. Sanderson, Jr. will serve as the non-executive Chairman of the Science Applications board.

Quarterly Cash Dividend

The SAIC board of directors today also declared a quarterly cash dividend, after giving effect to the reverse stock split, of 32 cents per share to stockholders of record on October 15, 2013 (equivalent to 8 cents per share on a pre-reverse stock split basis). The cash dividend will be payable by Leidos on October 30, 2013. The company expects that, after the spinoff, Science Applications will declare a quarterly cash dividend of 28 cents per share (equivalent to 4 cents per share on a pre-distribution basis), so that the aggregate quarterly dividend for the two companies combined will equal SAIC’s prior quarterly dividend rate of 12 cents per share. Thereafter, the respective boards of directors of Leidos and Science Applications will determine the dividend policy of each company.

Investor Conference

Leidos and SAIC will hold a joint Investor Day at the Waldorf Astoria Hotel in New York City on Sept. 11. The event will be webcast. A link to view the event can be found at http://Investors.SAIC.com

Precautionary Statements Regarding Forward-Looking Information

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. Forward-looking statements in this release include, among others: our intent to separate into two independent publicly traded companies as a result of the proposed spin-off; the timing of the proposed transaction; and expectations for the two independent companies following the spin-off. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed spin-off; failure to realize the expected benefits of the proposed spin-off; the impact of the proposed spin-off on SAIC’s or Science Applications’ employees, customers and suppliers; disruption to business operations as a result of the proposed transaction; the inability to retain key personnel; and the inability of the companies to operate independently following the spin-off. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2013, subsequent quarterly reports on Form 10-Q and other such filings that SAIC makes with the SEC from time to time, all of which may be viewed or obtained through the Investor Relations section of our web site at http://www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 38,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11.2 billion for its fiscal year ended January 31, 2013. For more information, visit http://www.saic.com/. SAIC: From Science to Solutions®

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